Exhibit 5.2

The Board of Directors

Theravance Biopharma, Inc.

PO Box 309
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands KY1-1104

Theravance Biopharma, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Theravance Biopharma, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) in connection with the preparation and filing by the Company of a registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of, among other things, (i) one or more series of debt securities of the Company (the “Debt Securities”), and (ii) warrants of the Company (the “Warrants”). The offering of the Debt Securities and the Warrants will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”).

The Debt Securities will be issued pursuant to one or more indentures in the form filed as an exhibit to the Registration Statement, as amended or supplemented from time to time (each, an “Indenture”), between the Company, as obligor, and a trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (each, a “Trustee”).

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.              When the issuance and the terms of the sale of the Debt Securities have been duly authorized by the board of directors of the Company and duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Debt Securities have been duly executed, authenticated, issued, delivered and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and in the manner provided for in the applicable Indenture against payment of the purchase price therefor, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

2.              When the issuance and the terms of the sale of the Warrants have been duly authorized by the board of directors of the Company; the terms of the Warrants and of their issuance and sale have been duly established so as to not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of its property; and the Warrants have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

We do not express any opinion herein concerning any law other than the federal law of the United States of America and the laws of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto).  Without limiting the generality of the foregoing, we express no opinion with respect to the qualification of the Debt Securities and Warrants under the securities or blue sky laws of any state or any foreign jurisdiction.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the SEC describing the Debt Securities and Warrants offered thereby and such Debt Securities and Warrants will have been issued and/or sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Debt Securities and Warrants (if applicable) will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Debt Securities and Warrants issued by the Company will be duly authorized by all necessary corporate action by the Company and any Indenture, any applicable supplemental indenture thereto, and other agreement pursuant to which such Debt Securities and Warrants may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; and (iv) the Company is and will remain duly organized, validly existing and in good standing under applicable state law.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provision providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion (i) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws or (ii) with respect to whether acceleration of Debt Securities may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon. Our opinions expressed herein are also subject to the qualification that no term or provision shall be included in any Indenture, any Warrant or any other agreement or instrument pursuant to which any of the Debt Securities and Warrants are to be issued that would affect the validity of such opinions.

We consent to the use of this opinion as Exhibit 5.2 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP